Filed Pursuant to Rule 424(b)(2)
Registration Number 333-145691

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 24, 2007

14,000,000 Shares

COMMON STOCK

We are offering 14,000,000 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “POM.” The shares of common stock offered by this prospectus supplement will also be listed on the New York Stock Exchange. The last reported sale price of our common stock on the New York Stock Exchange on November 3, 2008 was $20.64 per share.

Investing in our common stock involves risks. See “Risk Factors” on page S-5 of this prospectus supplement.

	Per Share	Total
Public offering price	$16.50	$231,000,000
Underwriting discount	$0.61875	$8,662,500
Proceeds, before expenses, to us	$15.88125	$222,337,500

We have granted the underwriters an option exercisable for up to 30 days from the date of this prospectus supplement to purchase up to an additional 2,100,000 shares of our common stock at the public offering price less underwriting discounts to cover over-allotments. If this option were exercised in full, we would receive approximately $33,350,625 million of additional proceeds, before expenses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock will be ready for delivery on or about November 12, 2008.

Joint Book-Running Managers

Morgan Stanley	Credit Suisse	J.P.Morgan

Joint Lead Managers

Banc of America Securities LLC	Wachovia Securities

The date of this prospectus supplement is November 5, 2008.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock (par value $.01 per share)	16,100,000 shares	(1)	$16.50	$265,650,000	$10,441	(2)

(1)	Includes 2,100,000 shares that the underwriter may purchase to cover over-allotments, if any.
(2)	Calculated in accordance with Rule 456(b) and 457(r) of the Securities Act of 1933. In accordance with Rule 457(p) of the Securities Act of 1933, the filing fee due in connection with this offering is being offset against a portion of the fees of $44,287 paid for securities that were previously registered pursuant to Registration Statement No. 333-123525 filed by the registrant on March 23, 2005 and were not sold thereunder.

Prospectus

About This Prospectus	1
Note Regarding Forward-Looking Statements	2
Pepco Holdings, Inc.	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	5
Description of Debt Securities	5
Description of Common Stock	17
Plan of Distribution	19
Legal Matters	19
Experts	19
Where You Can Find More Information	20

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which provides more general information about securities we may offer from time to time. Some of the information in the prospectus does not apply to this offering. You should read the entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference that are described under “Where You Can Find More Information” in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in the prospectus supplement and the prospectus and in any written communication from us specifying the final terms of the offering. To the extent the information in the prospectus supplement differs from the information in the prospectus, you should rely on the information in the prospectus supplement. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus supplement, the prospectus, the documents incorporated by reference and any written communication from us specifying the final terms of the offering, is only accurate as of the date of the respective documents in which the information appears. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement to “Pepco Holdings,” “we,” “us,” “our,” or similar terms are to Pepco Holdings, Inc. and do not include our subsidiaries.

PEPCO HOLDINGS, INC.

We are a diversified energy company that, through our operating subsidiaries, is engaged primarily in two businesses:

•	electricity and natural gas delivery, which we refer to as power delivery, and

•	competitive energy generation, marketing and supply.

Power Delivery

The largest component of our business is power delivery, which consists of the transmission and distribution of electricity and the supply and distribution of natural gas. Our power delivery business is conducted by our three regulated utility subsidiaries: Potomac Electric Power Company, or Pepco, Delmarva Power & Light Company, or DPL, and Atlantic City Electric Company, or ACE. Each company is a regulated public utility in the jurisdictions that comprise its service territory. Pepco’s service territory consists of Washington, D.C. and major portions of Prince George’s and Montgomery counties in suburban Maryland. DPL’s service territory for the transmission and distribution of electricity consists of Delaware and portions of Maryland. DPL also provides natural gas supply and distribution service in northern Delaware. ACE’s service territory consists of Gloucester, Camden, Burlington, Ocean, Atlantic, Cape May, Cumberland and Salem counties in southern New Jersey.

In its service territory, each company is responsible for the delivery of electricity and, in the case of DPL, distribution of natural gas, for which it is paid tariff rates established by the local public service commissions. Each company also provides default electricity supply, which is the supply of electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier.

Pepco, DPL and ACE are transmission-owning members of the PJM Regional Transmission Organization. PJM Interconnection, LLC, or PJM, as the transmission provider, is responsible for the transmission of wholesale electricity in and across the PJM geographical area. The rates each company is permitted to charge for the transmission of electricity is regulated by the Federal Energy Regulatory Commission.

Competitive Energy

Our competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company, which are collectively referred to as Conectiv Energy, and through Pepco Energy Services, Inc. and its subsidiaries, which are collectively referred to as Pepco Energy Services. Conectiv Energy provides wholesale electric power, capacity and ancillary services in the wholesale markets administered by PJM and also supplies electricity to other wholesale market participants under long-term and short-term bilateral contracts. Pepco Energy Services provides retail energy supply, both electricity and natural gas, and energy services primarily to commercial, industrial and governmental customers.

Other Business Operations

Through our subsidiary, Potomac Capital Investment Corporation, or PCI, we maintain a portfolio of cross-border energy sale-leaseback transactions, with a book value at September 30, 2008 of approximately $1.3 billion. For additional information on these cross border energy sale-leaseback transactions, including an Internal Revenue Service challenge of certain tax benefits relating to these leases, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Regulatory and Other Matters” in our Form 10-Q for the quarter ended September 30, 2008.

Recent Developments

For the quarter ended September 30, 2008, we reported consolidated earnings of $118.8 million, or 59 cents per share, compared to $167.6 million, or 87 cents per share, in the third quarter of 2007. Excluding certain special items, which we believe are not representative of our ongoing business (which are described in our Quarterly Report on Form 10-Q for the third quarter), our earnings in the third quarter of 2007 would have been $129.9 million, or 68 cents per share. The earnings decrease for the third quarter of 2008 as compared to the 2007 quarter was attributable primarily to lower earnings of our Power Delivery segment due to lower electricity sales and higher operation and maintenance expenses, in part offset by distribution base rate increases.

We expect that the current recessionary pressures will continue to affect demand and customer growth. We also expect operation and maintenance expenses to continue to be incurred at higher levels than 2007.

In anticipation of lower demand growth, we have reviewed our construction plans and have identified a number of expenditures that could be deferred if conditions warrant to align our expenditures with lower demand growth, while still meeting our reliability standards and regulatory commitments.

Corporate Headquarters

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number at that address is (202) 872-2000.

RISK FACTORS

Investing in our common stock involves risk. Before deciding to invest in our common stock, you should consider carefully the “Risk Factors” identified and discussed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and in Part II, Item 1A of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, which are incorporated in this prospectus supplement as more fully described in the section of the prospectus supplement entitled “Where You Can Find More Information.” These risk factors may be further updated in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed subsequent to these reports and incorporated herein by reference. Additionally, you should consider any additional discussion of risks and uncertainties that may be included in any other prospectus supplement or free writing prospectus we issue in connection with this offering of common stock. The risk factors we discuss in these documents are those that we currently believe may materially affect our company or the common stock. Additional risks and uncertainties not currently known to us or that we currently believe are immaterial also may materially and adversely affect our business, financial condition and results of operations, or could adversely affect the value of the common stock offered by this prospectus supplement.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $222.1 million (approximately $255.5 million if the underwriters’ over-allotment option is exercised in full) after deducting our estimated offering expenses. The net proceeds from this offering will be used (i) to repay an aggregate of $200 million of short-term indebtedness of Pepco Holdings with an interest rate of 4.18% as of November 4, 2008 and (ii) for general corporate purposes.

CAPITALIZATION

The table below shows our capitalization as of September 30, 2008:

•	on an actual consolidated basis; and

•

as adjusted to give effect to the sale of the shares of common stock offered hereby (excluding any exercise of the underwriters’ over-allotment option) and the use of the net proceeds of this offering.

You should read this table along with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

Pepco Holdings

(In Millions)

	As of September 30, 2008
	Actual	As Adjusted
Short-term debt (a)	$879.9	$679.9	(b)
Current Maturities of Long-Term Debt	226.2	226.2	(c)
Capital lease obligations due within one year	6.2	6.2
Long-term debt (d)	4,110.1	4,110.1
Transition Bonds issued by ACE Funding	411.0	411.0
Long-term project financing	19.3	19.3
Capital lease obligations	102.2	102.2
Minority interest (e)	6.2	6.2
Shareholders’ equity	4,053.3	4,275.4

Total capitalization	$9,814.4	$9,836.5

(a)	Includes (i) $200 million of Pepco Holdings’ borrowings under its primary credit facility which we refer to as the Credit Facility; (ii) $235 million of subsidiary borrowings under the Credit Facility; and (iii) $ 444.9 million of subsidiary short-term debt, consisting of other bank loans, commercial paper, bonds held under standby bond purchase agreements, and variable rate demand bonds. As adjusted includes the repayment of $200 million of borrowings under Pepco Holdings’ Credit Facility with the net proceeds from the sale of shares of our common stock offered hereby.
(b)	In October 2008, Pepco Holdings borrowed an additional $50 million, Pepco borrowed an additional $100 million and DPL borrowed an additional $150 million, under the Credit Facility.
(c)	In October 2008, Pepco redeemed $50 million of 5.875% first mortgage bonds at maturity.
(d)	Actual includes $2,097.5 million of Pepco Holdings’ long-term debt. Long-term debt is net of unamortized discount.
(e)	Includes redeemable serial preferred stock of ACE.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table contains selected historical consolidated financial information for Pepco Holdings derived from Pepco Holdings’ financial statements. The selected historical consolidated financial information as of and for the nine months ended September 30, 2008 is unaudited, and the selected historical consolidated financial information as of and for the years ended December 31, 2005, 2006 and 2007 is derived from the audited financial statements of Pepco Holdings as of and for the years ended December 31, 2005, 2006 and 2007. The selected historical financial information should be read in conjunction with the historical consolidated financial statements and related notes thereto of Pepco Holdings incorporated by reference herein. The financial results for the nine months ended September 30, 2008 are not necessarily indicative of the results that may be expected for an entire year.

Pepco Holdings

(In Millions)

	As of and for the Year Ended December 31,						As of and for the Nine Months Ended September 30, 2008
	2005		2006		2007
Income Statement Data
Operating revenue	$8,065.5		$8,362.9		$9,366.4		$8,218.6	(a)

Operating expenses	7,160.1	(f)(g)(h)	7,669.6	(d)	8,559.8	(b)	7,606.4
Operating income	905.4		693.3		806.6		612.2
Net income	371.2	(i)	248.3	(e)	334.2	(c)	233.0	(a)

Balance Sheet Data
Cash and cash equivalents	$121.5		$48.8		$55.1		$227.2
Restricted cash equivalents	$23.0		$12.0		$14.5		$45.4
Total assets	$14,038.9		$14,243.5		$15,111.0		$15,572.6

Capitalization and Short-Term Debt
Short-term debt	$156.4		$349.6		$288.8		$879.9
Current Maturities of Long-Term debt	469.5		857.5		332.2		226.2
Capital lease obligations due within one year	5.3		5.5		6.0		6.2
Long-term debt	4,202.9		3,768.6		4,174.8		4,110.1
Transition Bonds issued by ACE Funding	494.3		464.4		433.5		411.0
Long-term project funding	25.5		23.3		20.9		19.3
Capital lease obligations	116.6		111.1		105.4		102.2
Minority Interest	45.9		24.4		6.2		6.2
Shareholders’ equity	3,584.1		3,612.2		4,018.4		4,053.3

Total Capitalization:	$9,100.5		$9,216.6		$9,386.2		$9,814.4

(a)	Included in operating revenue is a pre-tax charge of $124.4 million ($86.0 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments, and included in income taxes is a $6.9 million after-tax charge for the additional interest accrued on the related tax obligations.
(b)	Includes $33.4 million gain ($20.0 million after-tax) from settlement of Mirant bankruptcy claims.
(c)	Includes $19.5 million benefit ($17.7 million net of fees) related to Maryland income tax settlement.
(d)	Includes $18.9 million of impairment losses ($13.7 million after-tax) related to certain energy services business assets.
(e)	Includes $12.3 million gain ($7.9 million after-tax) on the sale of Conectiv Energy’s equity interest in a joint venture which owns a wood burning cogeneration facility.
(f)	Includes $68.1 million gain ($40.7 million after-tax) from sale of non-utility land owned by Pepco at Buzzard Point.
(g)	Includes $70.5 million gain (net of customer sharing) ($42.2 million after-tax) from settlement of Mirant bankruptcy claims.
(h)	Includes $13.3 million gain ($8.9 million after-tax) related to PCI’s liquidation of a financial investment that was written off in 2001.
(i)	Includes $10.9 million in income tax expense related to the mixed service cost issue under IRS Revenue Ruling 2005-53.

UNDERWRITING

Subject to the terms and conditions set forth in a purchase agreement between us and the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are acting as representatives, we have agreed to sell to the underwriters, and each of the underwriters severally has agreed to purchase from us, the respective number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Morgan Stanley & Co. Incorporated	4,060,000
Credit Suisse Securities (USA) LLC	3,360,000
J.P. Morgan Securities Inc.	3,360,000
Banc of America Securities LLC	1,610,000
Wachovia Capital Markets, LLC	1,610,000

Total	14,000,000

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have agreed, subject to the terms and conditions contained in the purchase agreement, to purchase all of the shares of common stock sold under the purchase agreement if any of the shares are purchased. If an underwriter defaults, the purchase agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the purchase agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Offering Price

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $0.371 per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Over-allotment Option

We have granted an option to the underwriters to purchase up to 2,100,000 additional shares of common stock at a price equal to $16.50 per share, less the underwriting discounts. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement solely to cover over-allotments. If the underwriters exercise this option, each underwriter will be obligated, subject to conditions contained in the purchase agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the table above.

No Sale of Similar Securities

Subject to certain exceptions, we and certain of our directors and officers have agreed that, without first obtaining the written consent of the representatives, we will not during the 90-day period after the date of this prospectus supplement:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant to purchase any common stock;

•	otherwise transfer or dispose of any shares of common stock or file any registration statement with respect to the foregoing;

•

enter into any swap or other agreement that transfers, in whole or in part, the economic equivalent of ownership of common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise; or

•	publicly disclose the intention to make any such offer, sale, pledge, disposition or filing.

The lock-up agreement applies to common stock and to securities convertible into, or exchangeable or exercisable for common stock. The lock-up agreement does not apply to issuances under our employee or director compensation and benefit plans or our dividend reinvestment plan or in connection with business combinations. The underwriters in their sole discretion may release any of the securities subject to the lock-up agreement at any time without notice.

Commissions and Expenses

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise
Per Share	$0.61875	$0.61875
Total	$8,662,500	$9,961,875

We estimate that the expenses of this offering, excluding underwriting discounts and commissions, will be $200,000.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•

To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchase shares originally sold by that syndicate member.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on The New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates have provided, and in the future may continue to provide, investment banking, commercial banking and other financial services to Pepco Holdings and its affiliates in the ordinary course of business, for which they have received and will continue to receive customary compensation. Because more than 10% of the net proceeds of this offering may be received by members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) participating in the offering or their affiliates or associated persons, this offering will be conducted in accordance with FINRA Conduct Rule 2710(h).

LEGAL MATTERS

Certain legal matters with respect to the securities offered hereby will be passed upon for us by Kirk J. Emge, Esq., our Senior Vice President and General Counsel, and by Covington & Burling LLP, Washington, D.C., and for the underwriters by Dewey & LeBoeuf LLP. Dewey & LeBoeuf LLP, from time to time, represents us and certain of our affiliates.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to Pepco Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol “POM.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus supplement is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act of 1933. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering of the securities described in this prospectus supplement is terminated:

•	Our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 29, 2008 (File No. 1-31403);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 8, 2008 (File No. 1-31403);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, filed with the SEC on August 11, 2008 (File No. 1-31403);

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed with the SEC on November 3, 2008 (File No. 1-31403); and

•

Our Current Reports on Form 8-K filed with the SEC on January 8, 2008 (other than information furnished under Item 7.01, including the related exhibits, which are not incorporated by reference), March 14, 2008 and July 30, 2008 (File No. 1-31403).

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. The telephone number is (202) 872-2900.

PROSPECTUS

Pepco Holdings, Inc.

Debt Securities

Common Stock

This prospectus relates to debt securities and common stock that we may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions to be determined at the time of sale and described in a prospectus supplement accompanying this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell the securities on a continuous or delayed basis to or through one or more underwriters, dealers or agents, or directly to the purchasers.

Our common stock is listed on the New York Stock Exchange under the symbol “POM.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 24, 2007.

This prospectus is a part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of that document and that any information contained in a document incorporated by reference is accurate only as of the date of that incorporated document.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. including information about us, contained in this prospectus. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

In this prospectus, unless the context indicates otherwise, the words “PHI,” “the company,” “we,” “our,” “ours” and “us” refer to Pepco Holdings, Inc. and its consolidated subsidiaries.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus, the accompanying prospectus supplement and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe or predict future events or trends and include declarations regarding our intentions, beliefs and expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Prevailing governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, recovery of purchased power expenses, and present or prospective wholesale and retail competition;

•	Changes in and compliance with environmental and safety laws and policies;

•	Weather conditions;

•	Population growth rates and demographic patterns;

•	Competition for retail and wholesale customers;

•	General economic conditions, including potential negative impacts resulting from an economic downturn;

•	Growth in demand, sales and capacity to fulfill demand;

•	Changes in tax rates or policies or in rates of inflation;

•	Changes in accounting standards or practices;

•	Changes in project costs;

•	Unanticipated changes in operating expenses and capital expenditures;

•	Our ability to obtain funding in the capital markets on favorable terms;

•

Rules and regulations imposed by Federal and/or state regulatory commissions, PJM Interconnection, LLC, or PJM, and other regional transmission organizations (NY ISO, ISO New England), the North American Electric Reliability Council and other applicable electric reliability organizations;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that influence our business and profitability;

•	Pace of entry into new markets;

•	Volatility in market demand and prices for energy, capacity and fuel;

•	Interest rate fluctuations and credit market concerns; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as of the date of this prospectus or any prospectus supplement, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. The foregoing review of factors should not be construed as exhaustive.

PEPCO HOLDINGS, INC.

We are a diversified energy company that, through our operating subsidiaries, is engaged primarily in two principal business operations:

•	electricity and natural gas delivery, and

•	competitive energy generation, marketing and supply.

Power Delivery

The largest component of our business is power delivery, which consists of the transmission and distribution of electricity and the distribution of natural gas. Our power delivery business is conducted by our three regulated utility subsidiaries: Potomac Electric Power Company, or Pepco, Delmarva Power & Light Company, or DPL, and Atlantic City Electric Company, or ACE, each of which is a regulated public utility in the jurisdictions that comprise its service territory. Each company is responsible for the delivery of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the local public service commissions. Each company also provides default electricity supply, which is the supply of electricity at established rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The rates each company is permitted to charge for the transmission of electricity is regulated by the FERC.

Competitive Energy

Our competitive energy operations are conducted through subsidiaries of Conectiv Energy Holding Company, which are collectively referred to as Conectiv Energy, and Pepco Energy Services, Inc. and its subsidiaries, which are collectively referred to as Pepco Energy Services. Conectiv Energy provides wholesale electric power, capacity and ancillary services in the wholesale markets administered by PJM and also supplies electricity to other wholesale market participants under long-term and short-term bilateral contracts. Pepco Energy Services provides retail energy supply, both electricity and natural gas, and energy services primarily to commercial, industrial and governmental customers.

Other Business Operations

Through our subsidiary, Potomac Capital Investment Corporation, or PCI, we maintain a portfolio of cross-border energy sale-leaseback transactions, with a book value at June 30, 2007 of approximately $1.3 billion.

Our headquarters are located at 701 Ninth Street, N.W., Washington, D.C. 20068, and our telephone number is (202) 872-2000.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities offered by this prospectus as described in the accompanying prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for the six months ended June 30, 2007 and for each year in the five-year period ended December 31, 2006.

	Six Months Ended June 30,	Twelve Months Ended December 31,
	2007	2006	2005	2004	2003	2002
Ratio of Earnings to Fixed Charges	1.89	2.11	2.70	2.05	1.59	2.14

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of net income, plus taxes based on income, plus fixed charges, which consist of interest expense (which includes distributions on Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust (“Trust Preferred”) subsequent to the implementation of SFAS No. 150 on July 1, 2003), interest factor in rentals, pre-tax preferred stock dividend requirements of subsidiaries and, prior to the implementation of SFAS No. 150, distributions on the Trust Preferred, less subsidiary capitalized interest.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may offer under this prospectus. The particular terms of any debt securities and the extent, if any, to which these general provisions will not apply to such debt securities will be described in the prospectus supplement relating to the debt securities. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus.

The debt securities will be issued in one or more series under the Indenture, dated as of September 6, 2002, between us and The Bank of New York, as trustee. The statements below are summaries of the material terms of the Indenture. In addition to this summary, you are urged to review the Indenture, which is filed as an exhibit to the registration statement under which the debt securities are registered.

General

We may issue an unlimited amount of debt securities under the Indenture. Debt securities issued under the Indenture will rank equally with all of our other unsecured and unsubordinated debt and liabilities, including trade payables, guarantees, lease obligations and letter of credit obligations.

The relevant prospectus supplement will describe the terms of the debt securities being offered, including:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the debt securities will be payable;

•	the rate or rates at which the debt securities will bear interest, if any;

•	the currency or currency unit of payment if other than United States dollars;

•

the date from which interest, if any, on the debt securities will accrue, the dates on which interest, if any, will be payable, the date on which payment of interest, if any, will commence, and the record dates for any interest payments;

•	our right, if any, to extend interest payment periods and the duration of any extension;

•	any redemption, repayment or sinking fund provisions;

•	the place or places where the principal of and any premium and interest on the debt securities will be payable;

•	the denominations in which the debt securities will be issuable;

•	the index, if any, with reference to which the amount of principal of or any premium or interest on the debt securities will be determined;

•

any addition to or change in the events of default set forth in the Indenture applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of the debt securities due and payable;

•	any addition to or change in the covenants set forth in the Indenture; and

•	any other terms of the debt securities not inconsistent with the provisions of the Indenture.

The Indenture does not contain any covenants or other provisions that specifically are intended to afford holders of the debt securities special protection in the event of a highly leveraged transaction.

Conversion or Exchange

If any debt securities being offered are convertible into or exchangeable for common stock or other securities, the relevant prospectus supplement will set forth the terms of conversion or exchange. Those terms will include whether conversion or exchange is mandatory, at the option of the holder or at our option, and the number of shares of common stock or other securities, or the method of determining the number of shares of common stock or other securities, to be received by the holder upon conversion or exchange.

Structural Subordination

We are a holding company that conducts all of our operations through subsidiaries. Because the claims of our subsidiaries’ creditors, including debtholders, and preferred stock holders are superior to our claims, as the direct or indirect holder of the common stock of our subsidiaries, with respect to the assets of our subsidiaries, the debt securities will be subordinated to all existing and future preferred stock and liabilities, including indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations, of our subsidiaries. Most of our subsidiaries have outstanding indebtedness, and ACE has outstanding shares of preferred stock. The provisions of the Indenture do not limit the amount of indebtedness or preferred stock issuable by our subsidiaries.

Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global debt securities, each of which we refer to in this prospectus as a registered global security, that we will deposit with a depositary (or with a nominee of a depositary) identified in the prospectus supplement relating to such series and registered in the name of the depositary (or a nominee). In such a case, we will issue one or more registered global securities. The face of such registered global securities will set forth the aggregate principal amount of the series of debt securities that such global registered securities represent. The depositary (or its nominee) will not transfer any registered global security unless and until it is exchanged in whole or in part for debt securities in definitive registered form, except that:

•	the depositary may transfer the whole registered global security to a nominee;

•	the depositary’s nominee may transfer the whole registered global security to the depositary;

•	the depositary’s nominee may transfer the whole registered global security to another of the depositary’s nominees; and

•	the depositary (or its nominee) may transfer the whole registered global security to its (or its nominee’s) successor.

Depositary Arrangements

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements.

Generally, ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, which persons are referred to in this prospectus as participants, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by such registered global security that are beneficially owned by such participants.

Any dealers, underwriters or agents participating in the distribution of such debt securities will designate the accounts to credit. For participants, the depositary will maintain the only record of their ownership of a beneficial interest in the registered global security and they will only be able to transfer such interests through the depositary’s records. For people who hold through a participant, the relevant participant will maintain such records for beneficial ownership and transfer. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These restrictions and such laws may impair the ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary (or its nominee) is the record owner of a registered global security, such depositary (or its nominee) will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by such registered global security registered in their names, and will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders, or if any owner of a beneficial interest in a registered global security desires to give or take any action allowed under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.

Interest and Premium

Payments of principal, premium, if any, and any interest on debt securities represented by a registered global security registered in the name of a depositary (or its nominee) will be made to the depositary (or its nominee) as the registered owner of such registered global security. We and our agents will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in any registered global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests, and neither will the trustee and its agents.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in such registered global security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

Withdrawal of Depositary

If the depositary for any debt securities represented by a registered global security notifies us that it is unwilling or unable to continue as depositary or ceases to be eligible as a depositary under applicable law, and a successor depositary is not appointed within 90 days, or if a default or Event of Default has occurred, debt securities in definitive form will be issued in exchange for the relevant registered global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, debt securities of such series in definitive form will be issued in exchange for all of the registered global security or registered global securities representing such debt securities. We understand, however, that under current industry practices DTC would notify its participants of our decision, but will only withdraw beneficial ownership interests from a global security at the request of such participant. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names that the depositary gives to the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security. (Indenture, Section 305.)

Payment and Paying Agents

Unless the relevant prospectus supplement indicates otherwise, payment of interest on a debt security on any interest payment date will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest payment. If there has been a default in the payment of interest on any debt security, the defaulted interest may be paid to the holder of such debt security as of the close of business on a special record date no less than 10 nor more than 15 days before the date established by us for proposed payment of such defaulted interest or in any other manner permitted by any securities exchange on which that debt security may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Unless the relevant prospectus supplement indicates otherwise, principal of, premium, if any, and any interest on the debt securities will be payable at the office of the paying agent designated by us. Unless otherwise indicated in the relevant prospectus supplement, the corporate trust office of the trustee in the City of New York will be designated as our sole paying agent for payments with respect to debt securities of each series. Any other paying agents initially designated by us for the debt securities of a particular series will be named in the relevant prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Indenture, Section 602.)

All moneys paid by us to a paying agent for the payment of the principal of, premium, if any, or any interest on any debt security which remain unclaimed for two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment. (Indenture, Section 603.)

Registration and Transfer

If debt securities at any time are issued otherwise than as registered global securities, the transfer of the debt securities may be registered, and debt securities may be exchanged for other debt securities of the same series, of authorized denominations and with the same terms and aggregate principal amount, at the offices of the trustee. We may change the place for registration of transfer and exchange of the debt securities and designate additional places for registration of transfer and exchange. (Indenture, Section 602.)

No service charge will be made for any transfer or exchange of the debt securities. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange. We will not be required to register the transfer of, or to exchange, the debt securities of any series during the 15 days prior to the date on which notice of redemption of any debt securities of that series is mailed or any debt security that is selected for redemption. (Indenture, Section 305.)

Defeasance

The Indenture provides that we may defease and be discharged from all obligations with respect to the debt securities and the Indenture, which we refer to as legal defeasance, or be released from our obligations under certain covenants under the Indenture with respect to the debt securities (as described below) such that our failure to comply with the defeased covenants will not constitute an Event of Default, which we refer to as covenant defeasance. Following a legal defeasance of a series of debt securities, payment of those debt securities may not be accelerated because of an Event of Default. Following a covenant defeasance of a series of debt securities, payment of those debt securities may not be accelerated because of an Event of Default caused by our failure to comply with the defeased covenants or an Event of Default relating to our bankruptcy, insolvency or reorganization.

If we satisfy the conditions necessary to effect a covenant defeasance with respect to a series of debt securities, we will be released from our obligations under:

(i)	the covenants in the senior indenture relating to limitations on liens or consolidations, mergers or sales of assets (see “Limitations on Liens” and “Consolidation, Merger and Sale of Assets” below) and

(ii)	any covenants applicable specifically to the series that were established by the instruments creating the series.

We may effect a legal defeasance or a covenant defeasance if:

(i)	we irrevocably deposit in trust with the trustee money or Eligible Obligations (which are defined in the Indenture and principally consist of obligations of, or guaranteed by, the United States) or a combination of money and Eligible Obligations, which will be sufficient to pay when due the principal of, and any premium and interest on, the debt securities;

(ii)	no default or Event of Default with respect to the applicable series of debt securities has occurred and is continuing;

(iii)	the legal defeasance or covenant defeasance will not:

(a)	cause the trustee to have a conflicting interest for the purposes of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

(b)	result in the trust arising from the deposit with the trustee of funds to pay all amounts due under the debt securities constituting, unless it is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended;

(c)	result in a breach or violation of, or constitute a default under, the Indenture or any other agreement to which we are a party or by which we are bound; and

(d)	cause any debt securities then listed on any national securities exchange to be delisted;

(iv)	we deliver to the trustee a customary opinion of counsel (in addition to the tax opinion described below);

(v)	we comply with any additional terms, conditions or limitations imposed in any supplemental indenture relating to the debt securities defeased;

(vi)	we pay the applicable fees and expenses of the trustee; and

(vii)	we deliver to the trustee a customary officer’s certificate stating that we have complied with all conditions precedent to the legal defeasance or the covenant defeasance.

We may not effect a legal defeasance or a covenant defeasance unless we deliver to the trustee an opinion of counsel to the effect that the holders of the affected debt securities will:

(i)	not recognize income, gain or loss for United States federal income tax purposes as a result of the legal defeasance or the covenant defeasance and

(ii)	be subject to United States federal income tax on the same amounts, in the same manner and at the same times as if the legal defeasance or covenant defeasance had not occurred.

In the case of legal defeasance, such opinion must be based upon a change in law or a ruling of the Internal Revenue Service. (Indenture, Article Seven.)

Limitation on Liens

Capitalized terms used in the text of this section have the meanings given to such terms at the end of this section.

The Indenture provides that we will not, and will not permit any Significant Subsidiary to, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien upon, any capital stock of any Significant Subsidiary, now or hereafter owned by us or by any Significant Subsidiary, to secure any Indebtedness without also securing the outstanding debt securities issued under the Indenture equally and ratably with such Indebtedness and any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to or prevent the creation or any extension, renewal or refunding of:

(i)	any mortgage, pledge, security interest, lien or encumbrance (collectively, “lien”) upon any capital stock created at the time it is acquired by us or any Significant Subsidiary or within 360 days after that time to secure all or any portion of the purchase price for the capital stock;

(ii)	any lien upon any capital stock existing at the time it (or any corporation or other legal entity that directly, or indirectly, owns such capital stock) is acquired by us or any Significant Subsidiary, whether or not the secured obligations are assumed by us or such Significant Subsidiary;

(iii)	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

(a)	the execution or enforcement of the lien is effectively stayed within 60 days after entry of the corresponding judgment or the corresponding judgment has been discharged within that 60-day period and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted; or

(b)	the payment of the lien is covered in full by insurance (except for the applicable deductibles) and the insurance company has not denied or contested coverage thereof; or

(c)	so long as the lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired; or

(iv)	any lien related to the financing of any property of any Significant Subsidiary, the obligee in respect of which has no recourse to us and recourse only to the assets of such Significant Subsidiary financed in whole or in part with the proceeds of the Indebtedness secured by such lien and the capital stock of such Significant Subsidiary; provided that the only property of such Significant Subsidiary is the property financed in whole or in part with the proceeds of the Indebtedness secured by such lien; provided further that the obligee referenced herein shall be deemed not to have recourse to us to the extent that we have entered into obligations to provide equity contributions (or credit support for such equity contributions or subordinated loans in lieu of equity contributions) or performance guarantees with respect to engineering, procurement or construction contracts or other project documents (excluding loan documents or other debt instruments) related to the assets being financed, or similar obligations, which obligations are, in nature and amount, then customary for project sponsors in connection with financings of the type contemplated in this clause (iv).

We refer to the liens permitted by clauses (i) through (iv) above as “Permitted Liens.”

For purposes of the restriction described in the preceding paragraph, “Indebtedness” means:

(i)	all indebtedness created or assumed by us or any Subsidiary for the repayment of money borrowed;

(ii)	all indebtedness for money borrowed secured by a lien upon property owned by us or any Subsidiary and upon which indebtedness for money borrowed we, or any Subsidiary, customarily pay interest, although we, or such Subsidiary, have not assumed or become liable for the payment of the indebtedness for money borrowed; and

(iii)	all indebtedness of others for money borrowed which is guaranteed as to payment of principal by us or any Subsidiary or in effect guaranteed by us or such Subsidiary through a contingent agreement to purchase the indebtedness for money borrowed, but excluding from this definition any other contingent obligation of us or any Subsidiary in respect of indebtedness for money borrowed or other obligations incurred by others.

“Subsidiary” means a corporation in which more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries. For the purposes of this definition, “voting stock” means stock that ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has that voting power by reason of any contingency.

“Significant Subsidiary” means any Subsidiary, the Assets of which constitute five percent or more of the total Assets of us and our Consolidated Subsidiaries as of the time that any lien upon the capital stock of such Subsidiary is effected.

The “Assets” of any person means the whole or any part of its business, property, assets, cash and receivables.

Notwithstanding the foregoing, except as otherwise specified in the officers certificate setting out the terms of a particular series of debt securities, we may, without securing the debt securities, pledge, mortgage, hypothecate or grant a security interest in, or permit any lien, in addition to Permitted Liens, upon, capital stock of any Significant Subsidiary now or hereafter owned by us to secure any Indebtedness in an aggregate amount which, together with all other such Indebtedness so secured, does not exceed 15% of Consolidated Capitalization. For this purpose, “Consolidated Capitalization” means the sum of:

(i)	Consolidated Shareholders’ Equity;

(ii)	Consolidated Indebtedness for money borrowed, which is total indebtedness as shown on the consolidated balance sheet of us and our Consolidated Subsidiaries, inclusive of any that is due and payable within one year of the date the sum is determined;

(iii)	any preference or preferred stock of us or any Consolidated Subsidiary which is subject to mandatory redemption or sinking fund provisions; and, without duplication; and

(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

The term “Consolidated Shareholders’ Equity” means the total Assets of us and our Consolidated Subsidiaries less all liabilities of us and our Consolidated Subsidiaries that would, in accordance with generally accepted accounting principles in the United States, be classified on a balance sheet as liabilities, including without limitation:

(i)	indebtedness secured by property of us or any Consolidated Subsidiary, whether or not we or such Consolidated Subsidiary is liable for the payment of the indebtedness, unless, in the case that we or such Consolidated Subsidiary is not so liable, the property has not been included among the Assets of us or such Consolidated Subsidiary on the balance sheet;

(ii)	deferred liabilities;

(iii)	indebtedness of us or any Consolidated Subsidiary that is expressly subordinated in right and priority of payment to other liabilities of us or such Consolidated Subsidiary; and

(iv)	Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust.

As used in this definition, “liabilities” includes preference or preferred stock of us or any Consolidated Subsidiary only to the extent of any preference or preferred stock that is subject to mandatory redemption or sinking fund provisions.

“Consolidated Subsidiary” means at any date any Subsidiary the financial statements of which under generally accepted accounting principles would be consolidated with those of us in our consolidated financial statements as of that date.

The Indenture does not limit the ability of any of our Subsidiaries to grant liens upon any of their properties (other than the capital stock of their Significant Subsidiaries) or to transfer assets to Subsidiaries the capital stock of which may be subjected to liens. Furthermore, Permitted Liens, under some circumstances, could be placed on the capital stock of Significant Subsidiaries holding a significant portion of our assets. (Indenture, Section 608.)

Consolidation, Merger and Sale of Assets

Under the terms of the Indenture, we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets as, or substantially as, an entirety to any entity, unless:

(i)	the surviving or successor entity is organized and validly existing under the laws of the United States, a state of the United States or the District of Columbia and it expressly assumes our obligations on all debt securities under the Indenture;

(ii)	immediately after giving effect to the transaction, no Event of Default under the Indenture or no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

(iii)	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the Indenture.

(Indenture, Section 1101.)

Upon any consolidation with or merger into another person, or any conveyance, or other transfer or lease of our properties and assets as or substantially as an entirety to any other person as described above, the successor person or the person to which such conveyance, transfer or lease is made would succeed to, and be substituted for, us under the Indenture, and may exercise every right and power of ours under the Indenture, and except in the case of a lease we would be relieved of all obligations and covenants under the Indenture and on the debt securities then outstanding. (Indenture, Section 1102.)

Although there is a limited body of case law interpreting the phrase “substantially as an entirety,” there is no precise established definition of the phrase under applicable law. As a result of this uncertainty:

(i)	there could be a disagreement between us and the holders of debt securities over whether, as a condition to a conveyance, transfer or lease of our properties and assets, the successor entity is required to assume our obligations under the Indenture and, consequently, whether a failure to assume such obligations would result in an Event of Default under the Indenture;

(ii)	in the event that the holders of debt securities attempt to declare an Event of Default and exercise their acceleration rights under the Indenture in such circumstances and we contest such action, there can be no assurance as to how a court interpreting applicable law would interpret the phrase “substantially as an entirety”; and

(iii)	it may be difficult for holders of debt securities to declare an Event of Default and exercise their acceleration rights.

Event of Default

The term “Event of Default,” when used in the Indenture with respect to any debt securities issued thereunder, means any of the following:

(i)	failure to pay interest on such debt securities within 30 days after it is due;

(ii)	failure to pay the principal of or any premium on any such debt securities when due;

(iii)	failure to perform or breach of any covenant or warranty in the Indenture, except for a covenant or a warranty that is solely for the benefit of one or more series of debt securities other than such series of debt securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive a written notice from the holders of a majority in aggregate principal amount of the debt securities of that series; provided, however, that if we initiate corrective action within 90 days after receipt of notice from the trustee or the holders of the debt securities, such period will be extended for as long as we continue to diligently pursue such action; or

(iv)	events of our bankruptcy, insolvency or reorganization specified in the Indenture.

(Indenture, Section 801.)

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default, except default in the payment of principal or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902.)

Remedies

If an Event of Default under the Indenture for any series of debt securities occurs and continues, the trustee or the holders of a majority in aggregate principal amount of the debt securities of such series may declare the entire principal amount of all the debt securities of that series, together with accrued interest, to be due and payable immediately. However, if the Event of Default is applicable to all outstanding debt securities under the Indenture, only the trustee or holders of a majority in aggregate principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make that declaration of acceleration. (Indenture, Section 802.)

At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the Event of Default under the Indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered rescinded and annulled, if

(i)	we have paid or deposited with the trustee a sum sufficient to pay:

(a)	all matured installments of interest on all debt securities of the series;

(b)	the principal of and premium, if any, on any debt securities of the series which have become due otherwise than by acceleration;

(c)	interest on overdue interest (to the extent allowed by law) and on principal and any premium which have become due otherwise than by acceleration at the prescribed rates, if any, set forth in such debt securities; and

(d)	all amounts due to the trustee under the Indenture; and

(ii)	any other Event of Default under the Indenture with respect to the debt securities of that series (other than the nonpayment of principal that has become due solely by declaration of acceleration) has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (Indenture, Section 802.)

The trustee is not obligated to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any power conferred upon the trustee. However, if the Event of Default under the Indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. (Indenture, Section 812.) The trustee is not obligated to comply with directions that conflict with law or other provisions of the Indenture.

No holder of debt securities of any series will have any right to institute any proceeding under the Indenture, or for any remedy under the Indenture, unless:

(i)	the holder has previously given to the trustee written notice of a continuing Event of Default under the Indenture;

(ii)	the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee, to institute proceedings;

(iii)	the trustee has failed to institute any proceeding for 60 days after notice; and

(iv)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of all series in respect of which an Event of Default under the Indenture has occurred and is continuing, considered as one class.

In addition, no holder of debt securities will have any right to institute any action under the Indenture to disturb or prejudice the rights of any other holder of debt securities. (Indenture, Section 807.)

However, these limitations do not apply to a suit by a holder of a debt security for payment of the principal, premium, if any, or interest on the debt security on or after the applicable due date. (Indenture, Section 808.)

We will provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the Indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of debt securities issued under the Indenture, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

(i)	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the debt securities;

(ii)	to add to our covenants or to surrender any of our rights or powers under the Indenture;

(iii)	to add additional events of default under the Indenture;

(iv)	to change, eliminate or add any provision to the Indenture; provided, however, that, if the change will adversely affect the interests of the holders of debt securities of any series in any material respect, the change, elimination or addition will become effective only:

(a)	when the consent of the holders of debt securities of such series has been obtained in accordance with the Indenture; or

(b)	when no debt securities of the affected series remain outstanding under the Indenture;

(v)	to provide collateral security for all but not part of the debt securities;

(vi)	to establish the form or terms of debt securities of any series as permitted by the Indenture;

(vii)	to provide for the authentication and delivery of bearer securities;

(vii)	to evidence and provide for the acceptance of appointment of a successor trustee;

(ix)	to provide for the procedures required for use of a noncertificated system of registration for the debt securities of all or any series;

(x)	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange, and notices to us may be served

(xi)	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that the action does not adversely affect the interests of the holders of debt securities of any series in any material respect; or

(xii)	to modify, eliminate or add to the provisions of the Indenture to such extent as shall be necessary to effect the qualification of the Indenture under the Trust Indenture Act and to add to the Indenture such other provisions as may be expressly required under the Trust Indenture Act.

(Indenture, Section 1201.)

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding may waive our compliance with the requirements that we:

(i)	preserve our corporate existence and

(ii)	adhere to the restrictions on consolidation, merger and conveyance contained in the Indenture.

The holders of at least a majority in aggregate principal amount of the debt securities of all series then outstanding and with respect to which compliance is to be omitted, considered as one class, may waive our compliance with the requirements that we:

(i)	maintain an office or agency where payment of the debt securities can be made and notices and demands relating to the debt securities can be delivered and

(ii)	comply with any additional covenants or restrictions with respect to a particular series of debt securities established in the instrument creating the series.

(Indenture, Section 607.) The holders of not less than a majority in principal amount of the outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the Indenture that cannot be modified or be amended without the consent of the holder of each outstanding debt security of the series affected as described below. (Indenture, Section 813.)

If any provision of the Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Indenture, the provision of the Trust Indenture Act will control. If any provision of the Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act will be deemed to apply to the Indenture as so modified or to be excluded. (Indenture, Section 108.)

The consent of the holders of a majority in aggregate principal amount of the debt securities of all series then outstanding is required for all other modifications to the Indenture. However, if less than all of the series or tranches of debt securities outstanding are directly affected by a proposed supplemental indenture, the consent only of the holders of a majority in aggregate principal amount of all series or tranches, as the case may be, that are directly affected will be required. No such amendment or modification may:

(i)	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduce the principal amount of any debt security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made; or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security, without the consent of the holder;

(ii)	reduce the percentage in principal amount of the outstanding debt securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the Indenture or any default thereunder and its consequences without the consent of all the holders of the series; or

(iii)	modify certain of the provisions of the Indenture relating to supplemental indentures, restrictions on the ability of the holders of the debt securities to waive covenant compliance (as described above) and waivers of past defaults with respect to the debt securities of any series, without the consent of the holder of each outstanding debt security affected thereby.

(Indenture, Section 1202.)

A supplemental indenture which changes the Indenture solely for the benefit of one or more particular series of debt securities, or modifies the rights of the holders of debt securities of one or more series, will not affect the rights under the Indenture of the holders of the debt securities of any other series. (Indenture, Section 1202.)

The Indenture provides that debt securities owned by us, any other obligor upon the debt securities or an affiliate of ours or the other obligor shall be disregarded and considered not to be outstanding in determining whether the required holders of all of the debt securities or of any particular series of debt securities have given a request or consent unless we, the other obligor or the affiliate owns all of the debt securities or all of the particular series of debt securities (except if more than one series is voting together as a class, in which case the debt securities of the series owned entirely by us, the other obligor or the affiliate will be disregarded). (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding debt securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding debt securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same debt securities and the holder of every debt security issued upon the registration of transfer of or in exchange of those debt securities. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the debt security. (Indenture, Section 104.)

Resignation of the Trustee; Removal

The trustee may resign at any time by giving written notice to us, or the holders of a majority in principal amount of any series of debt securities may remove the trustee at any time by giving written notice to us and the trustee. So long as no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the respective indenture, the trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. (Indenture, Section 910.) If the trustee has or acquires any conflicting interest as defined in Section 310(b) of the Trust Indenture Act, the trustee generally must either eliminate the conflicting interest or resign within 90 days. (Indenture, Section 908.)

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they may appear in the security register for debt securities. (Indenture, Section 106.)

Title

We, the trustee and any agent of us or the trustee may treat the person in whose name debt securities are registered as the absolute owner thereof, whether or not the debt securities may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The Indenture and the debt securities are governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 113.)

Information about the Trustee

The trustee under the Indenture is The Bank of New York. In addition to acting as trustee under the Indenture, The Bank of New York acts, and may act, as trustee and paying agent under various other indentures, trusts and guarantees of us and our affiliates. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee in the ordinary course of our businesses.

DESCRIPTION OF COMMON STOCK

The following description of the terms of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate. This section also summarizes certain relevant provisions of the Delaware General Corporation Law, which we refer to as “Delaware law.” The terms of our certificate of incorporation and bylaws, as well as the terms of Delaware law, are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized and Outstanding Shares

Our authorized capital stock consists of (i) 400,000,000 shares of common stock, par value $0.01 per share, and (ii) 40,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2007, 193,517,986 shares of common stock were outstanding, and no shares of preferred stock were outstanding. All of the outstanding shares of common stock are fully paid and nonassessable.

Dividend Rights

Subject to the prior rights of any outstanding shares of preferred stock, holders of common stock are entitled to such dividends as may be declared from time to time by our Board of Directors. We may pay dividends on the common stock from any funds, property or shares legally available for this purpose.

Voting Rights and Cumulative Voting

Each holder of common stock is entitled to one vote per share on all matters submitted to a vote of the holders of common stock. Holders of common stock do not have cumulative voting rights for the election of directors.

Preemptive Rights

The holders of common stock have no preemptive rights to purchase additional shares of common stock or any other securities of the Company.

Liquidation Rights

In the event we are liquidated, dissolved or wound up, after payment (or making provision for payment) of our debts and liabilities and payment of the full preferential amounts to which the holders of any outstanding series of preferred stock are entitled, the holders of common stock are entitled to receive the balance of our remaining assets, if any.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, N.A. serves as a transfer agent and registrar for the common stock.

Delaware Business Combination Statute

Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with a stockholder who, together with its affiliates or associates, owns (or who is an affiliate or associate of the corporation and within a three-year period did own) 15% or more of the corporation’s voting stock (which we refer to as an “interested stockholder”) for a three-year period following the time the stockholder became an interested stockholder, unless:

•

prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

•

at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting, and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

A business combination generally includes:

•	mergers and consolidations with or caused by an interested stockholder;

•	sales or other dispositions of 10% or more of the assets of a corporation to an interested stockholder;

•	specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

•	other transactions resulting in a disproportionate financial benefit to an interested stockholder.

The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders.

Because our certificate of incorporation and bylaws do not include any provision to “opt-out” of the Delaware business combination statute, the statute will apply to business combinations involving us.

Board of Directors

Our board of directors currently consists of twelve directors. In 2005, we amended our bylaws to eliminate the staggered election of our directors. Beginning in 2008, each director will be elected at the annual meeting of stockholders to serve a one-year term and until his or her successor is elected and qualified or until his earlier death, resignation or removal.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through underwriters or dealers, through agents, directly to one or more purchasers, or through any of these methods of sale. We will describe in the accompanying prospectus supplement the specific plan of distribution, including (i) the identity of any underwriters, dealers or agents and the amount of securities underwritten or purchased by them and their compensation, (ii) the initial offering price of the securities and the proceeds that we will receive from the sale and (iii) any securities exchange on which the securities will be listed.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement, the validity of the securities and certain other legal matters relating to the offer and sale of the securities offered hereby will be passed upon for us by William T. Torgerson, Esq., our General Counsel, and by Covington & Burling LLP, Washington, D.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to Pepco Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the New York Stock Exchange under the ticker symbol “POM.” You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is a part of a registration statement on Form S-3 filed with the SEC under the Securities Act. It does not contain all of the information that is important to you. You should read the registration statement for further information about us and the securities. Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC highlight selected information, and in each instance reference is made to the copy of the document filed.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference the documents listed below that we have filed with the SEC and any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that are furnished, rather than filed, by us in accordance with the rules of the SEC under the Exchange Act) prior to the completion of the sales of the securities offered hereby.

•	Our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007 (File No. 1-31403);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 7, 2007 (File No. 1-31403);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 6, 2007 (File No. 1-31403);

•	Our Current Reports on Form 8-K or Form 8-K/A filed with the SEC on April 27, 2007, May 3, 2007, June 8, 2007, July 27, 2007, August 8, 2007 and August 13, 2007 (File No. 1-31403); and

•

The description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on July 23, 2002 (File No. 1-31403), registering the common stock under Section 12(b) of the Exchange Act and any amendment or report subsequently filed for the purpose of updating such description.

If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to Pepco Holdings, Inc., 701 Ninth Street, N.W., Washington, D.C. 20068, attention: Corporate Secretary. Our telephone number is (202) 872-2900.

14,000,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

Credit Suisse

J.P.Morgan

Banc of America Securities LLC

Wachovia Securities

November 5, 2008